UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
October 4, 2005
QUINTANA MARITIME LIMITED
(Exact name of registrant as specified in its charter)

Marshall Islands (State or other jurisdiction of incorporation or organization)	000-51412 (Commission File Number)	98-0453513 (IRS Employer Identification No.)
Quintana Maritime Limited
c/o Quintana Management LLC
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
(Address of principal executive office)
011-30-210-898-5056
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
     On October 4, 2005, Quintana Maritime Limited entered into an 8-year, secured, $250-million revolving credit facility with Citigroup Global Markets Limited and The Governor and Company of the Bank of Scotland as arrangers. The new credit facility replaces Quintana’s term-loan facility, which would have expired in September 2011. The new facility affords Quintana significantly more flexibility in its borrowings and permits it to increase the size of the facility by up to an additional $50 million. As a result of entering into the new credit facility, Quintana will expense $4.6 million of unamortized loan-financing costs in the third quarter related to its early extinguishment of the term-loan facility.
     Our obligations under the facility will be guaranteed by our subsidiaries. In addition, our obligations under the facility are secured by a first-priority security interest of the equity of those subsidiaries, a first-priority mortgage on our vessels, and a first-priority assignment of our earnings related to our vessels, including time-charter revenues and insurance proceeds. Our bank accounts that hold our vessel-related earnings will be pledged to our lenders. In addition, any obligations under foreign-currency or interest-rate swaps or similar arrangements relating to our obligations under the credit facility will be secured by second-priority interests on the collateral described above.
     We may prepay all loans at any time without penalty, other than breakage costs in certain circumstances. We are required to prepay a portion of the outstanding loans under certain circumstances, including the sale or loss of a vessel if we do not substitute another vessel. Beginning in October 2011, the total amounts available for borrowing will be reduced semiannually until the maturity date, at which time the facility will terminate.
     Indebtedness under the revolving credit facility bears interest at a rate equal to LIBOR + 0.975%. We incur a commitment fee on the unused portion of the revolving credit facility at a rate of 0.375% per annum.
     We may borrow under the facility to refinance the term-loan facility and to fund acquisitions of vessels. In addition, we have a $20-million sub-limit for borrowings for working-capital purposes and general corporate requirements. Finally, up to $25 million of the facility will be available for issuance of stand-by letters of credit.
     We may not incur any additional indebtedness under the facility if the amount of outstanding loans and letters of credit exceeds 65% of the fair market value of the vessels serving as collateral. We are generally not permitted to pay dividends in excess of 65% of our free cash flow. In addition, we may not pay any dividends if the value of the collateral securing the credit facility is less than 135% of the amount of loans and letters of credit outstanding under the facility. We are subject to other customary conditions precedent before we may borrow under the facility, including that no event of default is ongoing or would result from the borrowing. In addition, the credit facility contains various covenants limiting our and our subsidiaries’ ability to:

•	Allow liens to be placed on the collateral securing the credit facility;

•	Make investments other than in the ordinary course of business;

•	Enter into mergers, acquisitions (other than vessel acquisitions) or joint ventures with other entities;

•	Conduct transactions with our affiliates;

•	Change the flag, class, or management of our vessels.

     The credit agreement also contains covenants requiring us to maintain:
•	A ratio of total debt to total capitalization (each as defined in the credit agreement) of no more than 0.65 to 1.00;

•	Minimum liquidity on the last day of each quarter of $525,000 per vessel;

•	A ratio of EBITDA to cash interest expense (each as defined in the credit agreement) of no less than 2.00 to 1.00 on a trailing four-quarter basis;

•	The fair market value of collateral of at least 135% of outstanding loans and letter of credit; and

•	Consolidated net worth (as defined in the credit agreement) of at least 80% of $248 million.
     The credit agreement contains customary definitions of events of default, including nonpayment of principal or interest, breach of covenants or material inaccuracy of representations, default under other material indebtedness, bankruptcy, and change of control.
     The description of the credit facility is qualified in its entirety by reference to the agreement itself, which is incorporated by reference herein and included as Exhibit 10.1 hereto.
     Some of the lenders and their affiliates have performed investment-banking, financial-advisory and other commercial services for us in the ordinary course of business from time to time for which they have received customary fees and expenses.
ITEM 9.01 Financial Statements and Exhibits
10.1	US$250,000,000 Revolving Credit Facility for Quintana Maritime Limited.

99.1	Press release of Quintana Maritime Limited dated October 5, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUINTANA MARITIME LIMITED
By:	/s/ Steve Putman
Steve Putman
Vice President and General Counsel

Dated: October 6, 2005

EXHIBIT INDEX
10.1	US$250,000,000 Revolving Credit Facility for Quintana Maritime Limited.

99.1	Press release of Quintana Maritime Limited dated October 5, 2005.